Exhibit 99.1

FOR IMMEDIATE RELEASE
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com

Smith & Wesson Holding Corporation
Appoints Willingham as President of Perimeter Security Division
SPRINGFIELD, Mass., September 28, 2010 — Smith & Wesson Holding Corporation (Nasdaq Global Select: SWHC) — Smith & Wesson Holding Corporation announced today that it has appointed Barry K. Willingham as President of the company’s Perimeter Security Division.
Michael F. Golden, Smith & Wesson Holding Corporation President and CEO, said, “Barry Willingham has extensive management experience in the security and construction industries, including strategic planning and product development. He joined us in March as Chief Operating Officer of our Perimeter Security Division and since his arrival we have made significant investments in this business. He has expanded and reorganized the sales force and implemented new business processes and systems designed to prepare us for future growth. During his tenure, our Perimeter Security Division delivered a record level of quarterly revenue. His leadership and industry expertise will position us well for the opportunities we have identified.”
Willingham, 50, has over 18 years of management experience in physical security, safety, and construction, including his role as Vice President of Security and Specified Products at Ameristar Fence Products. Prior to Ameristar, he held a number of increasingly responsible positions in management and leadership roles in the areas of product development, sales, and marketing with Hilti Corporation, a multi-national firm that develops, manufactures, and markets products to professionals in the construction and building maintenance industries. Willingham is knowledgeable in chemical facility protection and has worked with the American Chemistry Council and the Nuclear Regulatory Commission in the development of security design solutions.
Willingham replaces Matthew A. Gelfand, who served as President of the Perimeter Security Division since July 2009 when Smith & Wesson acquired Universal Safety Response, Inc., and who has left the company to pursue other opportunities. Golden concluded, “We thank Matt for his many contributions, one of which was the establishment of a strong management team with substantial industry experience that is ready to lead us into future growth.”
About Smith & Wesson
Smith & Wesson Holding Corporation (Nasdaq: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection, and sport. The company designs and constructs facility perimeter security solutions for military and commercial applications, and delivers a broad portfolio of firearms and related training to the military, law enforcement, and sports markets. SWHC companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Universal Safety Response, Inc., a full-service perimeter security integrator, barrier manufacturer, and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. SWHC facilities are located in Massachusetts, Maine, New Hampshire, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com; www.usrgrab.com; or www.tcarms.com.